Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of DCP Midstream Partners, LP on Form S-3 of our report dated June 17, 2011, relating to the combined financial statements of the Southeast Texas Midstream Business (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the preparation of the combined financial statements from the separate records maintained by DCP Midstream, LLC), appearing in the Current Report on Form 8-K of DCP Midstream Partners, LP dated June 17, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

June 21, 2011